FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                 Commission File Number 0-6079

________________________________________________________________________
        (Exact name of registrant as specified in its charter)

                       Amelco Corporation
________________________________________________________________________
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

    19208 South Vermont Avenue, Gardena, California 90248
________________________________________________________________________
        (Title of each class of securities covered by this Form)

                 Common Stock, without par value
________________________________________________________________________
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [X]          Rule 12h-3(b)(1)(i)      [ ]
Rule 12g-4(a)(1)(ii)     [ ]          Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(2)(i)      [ ]          Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(ii)     [ ]          Rule 12h-3(b)(2)(ii)     [ ]
                                      Rule 15d-6               [ ]


     Approximate number of holders of record as of the certification or notice date: 270

     Pursuant to the requirements of the Securities Exchange Act of 1934 Amelco Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: December 30, 1997                   By:  /s/Patrick T. Miike
                                             ------------------------
                                                  Patrick T. Miike
                                              Vice President- Finance
                                                    and Treasurer





INSTRUCTION: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed under the signature.